Exhibit 10.12

February 14, 2000

Personal and Confidential

Matthew Landa

mattlanda@aol.com

Dear Mr. Landa:

On behalf of ActiveUSA.com, Inc., a California corporation (the “Company”), I am pleased to offer you the position of Chief Commerce Officer for the Company. This offer is also contingent upon the documentation of your U.S. citizenship or authorized alien work status and returning a signed copy of this letter indicating your acceptance as well as an Employee Proprietary Information and Inventions Agreement. The terms of your employment relationship with the Company will be as set forth below:

1.	Position. You will become a Chief Commerce Officer for the Company. As such, you will have such responsibilities as determined by the Chief Executive Officer or Board of Directors of the Company.

2.	Base Salary and Performance Bonus. You will be paid a base salary of $170,000 per year. Your salary will be payable in accordance with the Company’s standard payroll policies (subject to normal required withholding). You will also receive a vacation and benefits plan.

3.	Stock and/or Options. Subject to the approval of the Board of Directors of the Company, you will be granted an option (the “Option”) to purchase 300,000 shares of the Company’s common stock (the “Shares”) at an exercise price per share equal to the fair market value of the Company’s common stock as established by the Company’s Board of Directors on the date of the grant. The grant of the Option will be subject to the terms of the Company’s plan documentation and compliance with applicable securities law and will also be subject to standard Company vesting schedule as follows:

•	12/48th of the Shares to be vested at the end of the first year of employment, 1/48th of the shares to vest each month beginning with the 13th month of your employment at the Company.

•

50% of all unvested Shares shall automatically vest at the end of the first six months of your employment following a “change of control” of the Company. For purposes of this Agreement, a “change of control” shall be deemed to have occurred if any person or group of persons acting as a group, other than existing directors or their affiliates, shall have acquired

February 14, 2000

control over the voting power represented by at least 50% of the then outstanding shares of common stock of the Company. The rights granted to you under this clause are in addition to any other rights related to termination of your employment that are granted to you under other agreements entered into between you and the Company.

4.	Severance.

A.	If your employment is terminated by the Company within one year of the commencement of your employment with the Company, for any reason other than for Cause (as defined below) (a) you will be entitled to receive your base salary, paid as though you were still employed by the Company for a period of 6 months following the date of your termination in installments in accordance with the Company’s normal payroll practices, and (b) 6/48th of the Shares granted to you shall automatically vest and your Option shall expire with respect to the remaining unvested Shares. You will not be entitled to any additional payments, salary, bonus or benefits. Cause is defined as (i) fraud, embezzlement or misappropriation by you involving the business or assets of the Company; (ii) the persistent and willful failure by you substantially to perform your duties and responsibilities to the Company, which failure continues after you receive written notice; (iii) failures to abide by the Company’s policies; or (iv) your conviction of a felony.

B.	If your employment with the Company is terminated for any reason other than Cause within six months following a “change of control” of the Company, then (i) 50% of all Shares that have not vested at the time of such termination shall automatically vest, (ii) an additional 6/48th of the Shares that have not vested at the time of such termination shall automatically vest, and (iii) you will be entitled to receive your base salary, paid as though you were still employed by the Company, for a period of 6 months following the date of your termination in installments in accordance with the Company’s normal payroll practices. The total number of Shares that vest under clauses (i) and (ii) of this paragraph shall not exceed the total number of unvested Shares in existence immediately prior to such termination.

5.	Moving Allowance. You will receive a relocation allowance not to exceed $10,000.00 plus one month rent for pre-approved local housing arrangements.

6.	Standard Employee Agreements. You will be required to sign the Company’s standard confidentiality agreement relating to protection of the Company’s proprietary and confidential information and assignment of inventions. In addition, you will abide by the Company’s strict policy that prohibits any new employee from using or bringing with him or her from a previous employer any confidential information, trade secrets, or proprietary materials or processes of such former employer.

February 14, 2000

7.	At-Will Employment. You will be an employee-at-will, meaning that either you or the Company may terminate your employment relationship at any time, without notice, for any reason or no reason. Similarly, the terms and conditions of your employment, including your position, title, duties and compensation, may be changed by the company at any time for any reason. Even though your job duties, title compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time during your tenure, the “at-will” nature of your employment is one aspect which may not be changed, except in an express writing signed by the President of the Company.

8.	Start Date. Your employment with the Company will commence on March 27, 2000.

9.	Entire Agreement. This letter, along with your Employee Proprietary Information and inventions Agreement, constitutes the entire agreement between the parties and supersedes all other agreements or understandings. By signing this letter you acknowledge that you are not relying on any promises or representations that are not contained in this letter. This letter can only be modified in a written agreement signed by both parties.

Again, let me indicate how pleased we are to extend this offer, and how much we look forward to working with you. Please indicate your acceptance by signing and returning the enclosed copy of this letter.

Very truly yours,

ActiveUSA.com.

By:	/s/ Scott Kyle

Title:	Chief Financial Officer

The foregoing terms and conditions are hereby accepted:

Signed:	/s/ Matthew G. Landa

Print Name:	MATTHEW G. LANDA

Date:	3/27/00

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